Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to inclusion in this Form 8-K of Fusion Telecommunications International, Inc. (the "Company") of our report dated November 20, 2015, on our audits of the combined balance sheets of Fidelity Access Networks, Inc. and Fidelity Telecom, LLC as of December 31, 2014 and 2013 and the related combined statements of operations and shareholders'/members' deficit and cash flows for the years then ended which report is included in this Current Report on Form 8-K of the Company.

/s/ Eisner Amper LLP

New York, New York
February 3, 2016